UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2019

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2019, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed Grace Colón, Ph.D. as a Class I director of the Company. Dr. Colón’s service on the Board commenced on July 1, 2019. Dr. Colón will serve as a member of the Science and Technology Committee of the Board.

Dr. Colón has served as President, Chief Executive Officer and Director of InCarda Therapeutics, Inc., a clinical stage company developing therapeutics for cardiovascular conditions since 2013. In addition to her role at InCarda, she is also Executive Chairman (formerly CEO) of ProterixBio, and is on the board of Cocoon Biotech. Previously, she served on the boards of Paradigm Diagnostics and PerceptiMed. She was formerly a partner at New Science Ventures and held various leadership roles at Intrexon Corporation, Gilead Sciences and Affymetrix. Earlier in her career, she was an engagement manager with McKinsey & Co. Dr. Colón received her B.S. in chemical engineering from the University of Pennsylvania and a Ph.D. in chemical engineering from the Massachusetts Institute of Technology.

As a non-employee director, Dr. Colón will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $40,000 for her service on the Board and an annual retainer of $5,000 for her service on the Science and Technology Committee, in each case paid on a quarterly basis; an initial stock option to purchase shares of our common stock having a grant date fair value of $150,000, rounded to the nearest whole share, which option will vest on a monthly basis over three years; and an award of restricted stock units having a grant date fair value of $150,000, rounded to the nearest whole share, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of grant. In addition, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of our stockholders, as a non-employee director, Dr. Colón will be automatically granted an option to purchase additional shares of our common stock having a grant date fair value of $100,000, rounded to the nearest whole share, and an award of restricted stock units having a grant date fair value of $100,000, rounded to the nearest whole share.

The Company also entered into an indemnification agreement with Dr. Colón in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Dr. Colón and any director or executive officer of the Company, and she was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Colón has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On July 2, 2019, the Company issued a press release announcing the appointment of Dr. Colón to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated July 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2019	CAREDX, INC.

	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer